Exhibit 8.1


PaulHastings /
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street, New York, New York, 10022-3205 telephone 212-318-6000 / facsimile 212-319-4090 / internet www.paulhastings.com

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(212) 318-6000



March 11, 2004                                                       23062.68339


Lexington Corporate Properties Trust
One Penn Plaza - Suite 4015
New York, New York  10119-4015

Ladies and Gentlemen:

We have acted as counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Company"), in connection with the Form S-3 Registration Statement (No. 333-____) and prospectus filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 ("Act") on March 11, 2004 (together, the "Registration Statement"). In such capacity, you have requested our opinion concerning the qualification for federal income tax purposes of the Company as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

In rendering our opinion, we have examined and relied upon the Registration Statement, the Declaration of Trust and By-Laws of the Company, the Company's federal income tax returns on Form 1120-REIT for its taxable years ending December 31, 1993 through December 31, 2002 as well as other documents and information we have deemed appropriate.

In addition, we have relied upon the factual representations of a duly appointed officer of the Company dated March 11, 2004 regarding the organization and actual and proposed operation of the Company (the "Officer's Certificate"). For purposes of our opinion, we have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. However, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Officer's Certificate. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Code or Treasury Regulations thereunder, we have reviewed with the individuals making such representations the relevant portion of the Code and the applicable Regulations.



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Lexington Corporate Properties Trust
March 11, 2004
Page 2


This opinion is based on the assumption that the Company has operated and will continue to be operated in the manner described in the Officer's Certificate, the Registration Statement, and the applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

On the basis of the foregoing, and in reliance thereon, subject to the limitations, qualifications and exceptions set forth therein, it is our opinion that, commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code, and the Company's current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

For a summary of the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues under the caption, "Federal Income Tax Considerations," in the Registration Statement.

The above opinions are based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, in each case as in effect on the date hereof, all of which are subject to change. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Paul, Hastings, Janofsky & Walker LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.



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Lexington Corporate Properties Trust
March 11, 2004
Page 3


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Very truly yours,



/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP